Exhibit 5.1

HORIZON QUANTUM HOLDINGS LTD.

9 Straits View

Marina One West Tower

#06-07

Singapore 018937

Attention: The Board of Directors

SENDER’S REF	RECIPIENT’S REF	DATE	PAGE
EWK/HCT/THM/370156/1	N/A	16 April 2026	1/14

Dear Sirs

HORIZON QUANTUM HOLDINGS LTD. (THE “COMPANY”) – REGISTRATION STATEMENT ON FORM F-1 OF THE COMPANY

1.	Introduction

We have acted as Singapore legal counsel to Horizon Quantum Holdings Ltd. (Company Registration No.: 202537774K), a public company limited by shares incorporated under the laws of the Republic of Singapore in connection with the registration statement on Form F-1 filed with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”) on 16 April 2026, as amended (the “Registration Statement”), for:

(a)	the issuance by the Company of up to 6,044,160 Class A ordinary shares of the Company (the “Warrant Shares”), issuable upon the exercise of up to 6,044,160 warrants of the Company outstanding as of 16 April 2026 (“Company Warrants”) that were issued in exchange for the SPAC Warrants (as defined below) previously issued by dMY Squared Technology Group, Inc., a Massachusetts corporation (“DMY”) in connection with the Company’s recently completed business combination with (1) DMY, (2) Horizon Quantum Computing Pte. Ltd., a Singapore private company limited by shares (“Horizon”), (3) Rose Acquisition Pte. Ltd., a Singapore private company limited by shares and wholly-owned subsidiary of the Company (“Merger Sub 1”) and (4) Horizon Merger Sub 2, Inc., a Massachusetts corporation and wholly-owned subsidiary of the Company (“Merger Sub 2”) (the “Business Combination”), such exercise of the Company Warrants being undertaken pursuant to the Warrant Agreement (as defined below), as amended and supplemented by the Warrant Assumption Agreement (as defined below);

(b)	the sale from time to time of 2,884,660 Company Warrants that were issued to dMY Squared Sponsor LLC (the “Sponsor”); and

(c)	the sale from time to time, by certain selling holders of securities of the Company of an aggregate of up to 52,966,280 Class A ordinary shares of the Company, comprising up to:

(i)	an aggregate of 21,141,014 Class A ordinary shares of the Company (“Sale Shares”) held collectively by the Sponsor, Revere Securities LLC, Singapore Innovate Pte Ltd, Abies Ventures Fund I, L.P, Data Collective IV, L.P., Thunderbolt Ventures Pte. Ltd, Posa C.V, Jan-Maarten Mulder, Peak XV Partners Seed Investment, Expeditions Spolka Z Ograniczona Odpowiedzialnoscia Asi Spolka Komandytowa, THL A12 Limited, Asia Innovation Ventures, LP and Harry You (“Selling Securityholders”);

(ii)	9,196,021 Class A ordinary shares of the Company (“PIPE Subscription Shares”) held by IonQ, Inc., Dell International LLC, Al Shams Investments Limited, Davidson Kempner Arbitrage, Equities and Relative Value LP., Citadel CEMF Investments Ltd, 3i, LP, Gu Tao, Bassel Khatoun, Nael Khatoun, M.H. Davidson & Co., Iceberg Management LLC, and Amer Khatoun pursuant to various subscription agreements entered into on 4 December 2025 and Alan Scott Atkinson, Iceberg Management LLC, Penchant Family Holdings LLC, and CS Miami Holdings LLC, pursuant to various subscription agreements entered into on 6 March 2026 (collectively, the “PIPE Subscribers” and the subscription agreements, the “PIPE Subscription Agreements”, and each, a “PIPE Subscription Agreement”);

(iii)	2,884,660 Class A ordinary shares of the Company (the “Sponsor’s Warrant Shares”) issuable upon the cash exercise of up to 2,884,660 Company Warrants (the “Sponsor’s Company Warrants”) that were issued to the Sponsor in exchange for the 2,884,660 SPAC Private Warrants (as defined below) held by the Sponsor; and

(iv)	19,744,585 Class A ordinary shares of the Company upon the conversion of the Class B ordinary shares of the Company (the “Class B Shares”) currently held by Dr. Joseph Francis Fitzsimons (“Converted Shares”),

(collectively, the “Transaction”).

We have taken instructions solely from the Company. This opinion is being rendered solely to the Company in connection with the filing of the Registration Statement.

2.	Documents

For the purposes of this opinion, we have examined and relied on the following documents:

(a)	a copy of the Registration Statement;

(b)	a copy of the State of New York law governed business combination agreement dated 9 September 2025 (the “Business Combination Agreement”) entered into between the Company, DMY, Horizon, Merger Sub 1 and Merger Sub 2 providing for a business combination pursuant to which the following related transactions have been undertaken:

(i)	the issue of new Class A ordinary shares in the capital of the Company credited as fully paid up to the shareholders of Horizon (other than Dr. Joseph Francis Fitzsimons) and the shareholders of DMY and new Class B ordinary shares in the capital of the Company credited as fully paid up to Dr. Joseph Francis Fitzsimons pursuant to the terms of the Business Combination Agreement and as a result of the consummation of the (i) amalgamation of Merger Sub 1 with and into Horizon in accordance with Section 215A of the Companies Act 1967 of Singapore (the “Companies Act”) (the “Amalgamation”), with Horizon being the surviving company, continuing its existence under the Companies Act as a direct wholly-owned subsidiary of the Company; and (ii) the merger of Merger Sub 2 with and into DMY in accordance with the Massachusetts Business Corporation Act (the “SPAC Merger”), with DMY surviving as a wholly-owned subsidiary of the Company; and

(ii)	the assignment by DMY and assumption by the Company of (i) private placement warrants issued by the DMY (the “SPAC Private Warrants”), each SPAC Private Warrant entitling the holder thereof to purchase one Class A common stock of DMY, par value USD0.0001 per share, at an exercise price of USD11.50 per share, subject to adjustment, and (ii) warrants sold by DMY in its initial public offering (the “SPAC Public Warrants” and, together with the SPAC Private Warrants, the “SPAC Warrants”), each SPAC Public Warrant entitling the holder thereof to purchase one Class A common stock of DMY, par value USD0.0001 per share, at an exercise price of USD11.50 per share, subject to adjustment, with each SPAC Warrant that is outstanding and unexercised, upon consummation of the SPAC Merger, being exchanged for a corresponding warrant issued by the Company, exercisable for new Class A ordinary shares in the capital of the Company instead of Class A common stock of DMY;

(c)	a form of the assignment, assumption and amendment agreement between the Company, SPAC and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”) filed as Exhibit 4.1 to the Form 8- K filed with the Commission on 9 September 2025 and accessible at https://www.sec.gov/Archives/edgar/data/1915380/000182912625007229/dmysquared_8k.htm (the “Warrant Assumption Agreement”), amending the terms of the SPAC Warrants so that DMY assigns to the Company all of its rights, title and interest in and under the warrant agreement dated 4 October 2022 between DMY and the Warrant Agent (the “Warrant Agreement”) and the Company assumes and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of DMY’s liabilities and obligations under the Warrant Agreement and which amends the Warrant Agreement to change all references to Common Stock (as such term is defined therein) to Class A ordinary shares of the Company, and pursuant to the amendments therein, from the Merger Effective Time (as defined in the Business Combination Agreement) each SPAC Warrant will no longer be exercisable for Class A Common Stock of DMY (as such term is defined therein) but instead will be exercisable (subject to the terms of the Warrant Agreement, as amended by the Warrant Assumption Agreement) for Class A ordinary shares of the Company, at an initial exercise price of USD11.50 per share;

(d)	a copy of the Company’s Certificate Confirming Incorporation of Company dated 26 August 2025 issued by the Accounting and Corporate Regulatory Authority of Singapore (“ACRA”);

(e)	a copy of the Company’s Certificate Confirming Incorporation Upon Conversion dated 4 March 2026 issued by ACRA;

(f)	a copy of the Constitution of the Company in effect as at 4 March 2026 (the “Listing Constitution”);

(g)	a copy of the resolutions in writing of the board of directors of the Company dated 9 September 2025 and 19 March 2026;

(h)	a copy of the resolutions in writing passed by the sole shareholder of the Company dated 9 September 2025 and 19 March 2026;

(i)	a copy of the results of the instant information (company) search (“ACRA Search”) of the Company through BizFile, being the business service portal of ACRA (the “Service”) as at 13 April 2026; and

(j)	copies of such other documents as we have considered necessary or desirable in order that we may render this opinion.

Other than the documents expressly referred to above in this paragraph 2 (the “Documents”), we have not reviewed any other document or carried out any other enquiries, or investigation (including without limitation, any due diligence on the Company) for the purposes of giving this opinion. We have assumed that the documents contain all information required for the purposes of this opinion and as a basis for the opinions expressed herein, and there is no information contained in any other document which has not been provided to us for our review or any information not disclosed to us and which would, if so provided or disclosed, require us to amend or vary this opinion or make any further inquiry or investigation which would, in our judgment, be necessary or appropriate, for the purposes of expressing the opinions set forth herein. Save as expressly provided in paragraph 5 of this legal opinion, we express no opinion whatsoever with respect to any of the Documents.

3.	Scope

This opinion relates only to the laws of general application in Singapore as at the date hereof and as currently applied by the Singapore courts (“Applicable Laws”) and is given on the basis that it will be governed by and construed in accordance with the laws of Singapore. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Singapore. In particular:

(a)	we express no opinion (i) on public international law or on the rules of or promulgated under any treaty or by any treaty organisation, or on any taxation laws of any jurisdiction (including Singapore except to the extent expressed in the opinions set forth herein); (ii) that the future or continued performance of a party’s obligations or the consummation of the Transaction and/or any other documents entered into by it will not contravene any laws of Singapore, its application or interpretation if altered in the future; and (iii) with regard to the effect of any systems of law (other than the laws of Singapore) even in cases where, under the laws of Singapore, any foreign law should be applied, and we therefore assume that any applicable law (other than the laws of Singapore) would not affect or qualify the opinions as set out below;

(b)	we express no opinion as to the correctness of any representation given by any of the parties (express or implied) under or by virtue of any Document or of facts (or statements of foreign law) or the reasonableness of any statements of opinion or intention contained in any Document, save if and insofar as the matters represented are the subject matter of a specific opinion herein; and

(c)	Singapore legal concepts are expressed in English terms; however, the concepts concerned may not be identical to the concepts described by the same English terms as they exist in the laws of other jurisdictions, this opinion may, therefore, only be relied upon the express condition that any issues of the interpretation or liability arising hereunder will be governed by the laws of Singapore.

In respect of the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement, the PIPE Subscription Agreements and the Registration Statement, we have assumed due compliance with all matters concerning the laws of all other relevant jurisdictions (other than Singapore).

This opinion speaks as of the date hereof, no obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after this date, which may affect this opinion in any respect.

4.	Assumptions

For the purposes of this opinion, we have assumed (without making any investigation) the following:

(a)	each party to the Business Combination Agreement, Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements (other than the Company) is duly incorporated and validly existing under the laws of the country of its incorporation and its place of business, and has the power to carry on its business and, to the extent relevant in such party’s jurisdiction, is in good standing under the laws applicable to such party, as provided in its memorandum and articles of association or other constitutional documents and is capable of suing and being sued in its own name;

(b)	that the Business Combination Agreement, Warrant Agreement, Warrant Assumption Agreement and the PIPE Subscription Agreements are legal, valid, binding and enforceable in accordance with its terms for all purposes under the laws of the State of New York and the laws of all other relevant jurisdictions and the Applicable Laws;

(c)	the Amalgamation and the SPAC Merger have become and are effective in accordance with the Business Combination Agreement and the applicable law and regulations;

(d)	the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements and the rights and obligations of the parties therein (other than the Company), are within the respective capacities and powers of, and has been validly authorised, executed, delivered and (if appropriate) authenticated by all the parties thereto (other than the Company) in accordance with all relevant laws of that party’s jurisdiction of incorporation and its constitutional documents and such authorisations remain in full force and effect and have not been / will not be revoked or varied;

(e)	that each of the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements (i) is in full force and effect, has not been terminated or amended, (ii) has been unconditionally delivered by each of the parties thereto and is not subject to any escrow or other similar arrangement and each of the parties thereto has executed the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements in its own capacity and not as trustee or agent and (iii) is legal, valid, binding and enforceable in accordance with its terms for all purposes under all relevant laws;

(f)	the execution and delivery by each of the parties to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements and the performance of its obligations thereunder do not contravene (i) any provision of the laws or public policy of any jurisdiction outside Singapore, (ii) any provision of the constitutive documents of any of the parties (if a corporation and other than the Company, to the extent expressed in the opinions herein), (iii) any of the other agreements binding on it or any of its assets or (iv) any judgment, order or decree of any governmental authority or court outside Singapore having jurisdiction over it or any of its assets and no consent, approval, authorisation or order of or qualification with any governmental authority outside Singapore is required for the performance by any of the parties of their respective obligations under the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements;

(g)	the genuineness of any description, identity, legal capacity and authority of any signatory and the authenticity of all seals, chops and signatures and of any duty stamp or marking, the completeness and conformity to original instruments of all copies submitted to us (including the resolutions referred to in paragraphs 2(g) and 2(h)), documents referred to in this opinion and specified as being in draft form will be executed in the form of the draft presented to us with no amendments (other than amendments approved by us) and that any document submitted to us is true and complete, up to date and continues in full force and effect;

(h)	all signatures on the copies of the executed documents reviewed by us which were applied by electronic means satisfy the requirements set out in the Electronic Transactions Act 2010 of Singapore for the valid and proper use of electronic signatures in contracts and transactions;

(i)	that the copies of the Listing Constitution, Certificate Confirming Incorporation of Company and Certificate Confirming Incorporation Upon Conversion of the Company, submitted to us for examination are true, complete and up-to-date copies;

(j)	that the directors’ resolutions and the shareholders’ resolutions of the Company referred to in paragraphs 2(g) and 2(h) above were duly and properly passed in accordance with the Constitution of the Company for the time being in force (the “Constitution”) and remain in full force and effect and have not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed;

(k)	all factual statements, warranties and representations contained in the documents referred to herein (including the Documents referred to in paragraph 2 above), including all factual representations, warranties and undertakings set out in the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements are true, complete, accurate and correct and not misleading and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration;

(l)	in entering into the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements and (in respect of the Company) in approving the preparation, execution and filing of the Registration Statement with the Commission, the entry into the transactions contemplated in the Registration Statement and the execution of, and entry into, the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements, (i) each party thereto (as the case may be) has done or will do so (as the case may be) in good faith and in furtherance of its substantive objects and for the legitimate purpose of carrying on its business, (ii) each director and officer of such party has been duly appointed in accordance with applicable laws and the constitutive documents of the relevant party in force at that time and has properly performed his or her duties (including but not limited to fiduciary duties to such party), acted in good faith in and having regard to all relevant matters, reasonably and honestly believed that the assumption and the performance by such party of its obligations thereunder (as the case may be) would be in its commercial interests and for its commercial benefit, and without intention to defraud any of the creditors of the Company;

(m)	the Company has not entered into any other agreement, document, arrangement or transaction which may in any way prohibit or restrict the issue of the Company Warrants (which includes the Sponsor’s Company Warrants), the Warrant Shares (which includes the Sponsor’s Warrant Shares), the Sale Shares, the PIPE Subscription Shares and/or the Converted Shares;

(n)	each party to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements has or will obtain at the appropriate time and will maintain in force all approvals and authorisations required in connection with its entry into, and performance of its obligations under the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements;

(o)	each party to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements has not entered into any other agreement, document, arrangement or transaction which may in any way prohibit or restrict its right of entry into the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements or which may vary its rights or obligations under the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements, and the performance, execution or observance by any such party of the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements is not contrary or in breach of any contractual or other obligations binding on it;

(p)	each party to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements was not insolvent at the time of entering into the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements and did not become insolvent as a consequence of entering into the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements;

(q)	the Company has entered into the PIPE Subscription Agreements, the form of which is filed as Exhibit 10.1 to the Form 8-K filed with the Commission on 5 December 2025 and accessible at https://www.sec.gov/Archives/edgar/data/1915380/000182912625009715/dmysquared_ex10-1.htm, pursuant to which each PIPE Subscriber will subscribe for, and the Company will allot and issue to such PIPE Subscriber, Class A ordinary shares in the capital of the Company as set out in the respective subscription agreement, amounting in aggregate to 9,196,021 Class A ordinary shares for the PIPE Subscribers, upon the terms and subject to the conditions set out in the relevant PIPE Subscription Agreements and each PIPE Subscription Agreement entered into by the relevant PIPE Subscriber is substantially in the form of the aforementioned form filed with the Commission;

(r)	the PIPE Subscription Shares were issued and delivered against payment of the full consideration payable for the PIPE Subscription Shares as set forth in the PIPE Subscription Agreements;

(s)	any payment of the consideration payable for the relevant PIPE Subscription Shares by any party other than the relevant PIPE Subscriber, was made on behalf of and for the benefit of such PIPE Subscriber, and such PIPE Subscriber is beneficially entitled to the relevant PIPE Subscription Shares issued and delivered by the Company, against payment therefor by or on behalf of the relevant PIPE Subscriber, in accordance with the Listing Constitution and the terms as set out in the PIPE Subscription Agreement;

(t)	the Company Warrants (which includes the Sponsor’s Company Warrants) have been issued and delivered by the Company in accordance with the terms of the Listing Constitution, the Business Combination Agreement, the Warrant Agreement and the Warrant Assumption Agreement and each Company Warrant is exercisable for a corresponding number of Class A ordinary shares in the capital of the Company;

(u)	the Warrant Shares (which includes the Sponsor’s Warrant Shares) will only be issued and delivered if and when the Company Warrants (which includes the Sponsor’s Company Warrants) are exercised in accordance with their terms and against payment of the full consideration payable for the Warrant Shares (which includes the Sponsor’s Warrant Shares) as set forth in the Warrant Agreement and the Warrant Assumption Agreement;

(v)	the Sale Shares have been issued and delivered by the Company in accordance with the Listing Constitution and the terms as set out in the Business Combination Agreement;

(w)	the Class B Shares have been issued and delivered by the Company in accordance with the terms of the Listing Constitution and the Business Combination Agreement and each Class B Share is convertible into the corresponding number of Class A ordinary shares in the capital of the Company, and such conversion shall be undertaken in accordance with the Listing Constitution;

(x)	the information disclosed in the ACRA Search:-

(i)	is true and complete and reveals all matters which are capable of being revealed and are required to be notified to ACRA notwithstanding such matters may not in fact have been so notified or that any time limit for any such notification has not yet expired;

(ii)	has not since been materially altered; and

(iii)	does not fail to disclose any material information which had been delivered for filing but did not appear on the public file at the time of the search.

It should be noted that an ACRA Search is not capable of revealing whether or not a winding-up petition has been presented. Notice of winding-up order or resolution passed or receiver or judicial manager or liquidator appointed may not be filed at ACRA immediately;

(y)	no transaction in connection with, or contemplated by, the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements constitutes or will constitute a transaction at an undervalue, an unfair preference, an extortionate credit transaction, fraudulent trading, wrongful trading or a transaction defrauding creditors within the meaning of Sections 224, 225, 228, 238, 239 and 438 of the Insolvency, Restructuring and Dissolution Act 2018 of Singapore (“IRDA”), respectively, and we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements or any of the transactions contemplated pursuant to the Business Combination Agreement, the Warrant Agreement, Warrant Assumption Agreement and the PIPE Subscription Agreements in any jurisdiction;

(z)	the Company was not, at the time of entering into Documents to which it is a party, insolvent or otherwise unable to pay its debts within the meaning of Section 125(2) of the IRDA (for which purpose account is to be taken of its contingent and prospective liabilities) and has not become so insolvent or otherwise unable to pay its debts in consequence of its entry into or its performance of its obligations under the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements;

(aa)	all consents, approvals, permits, licences, exemptions, waivers or orders required from and all lodgements, filings, notifications, recordings or registrations with any governmental or regulatory body or agency outside Singapore and all stamping requirements outside Singapore in connection with the execution, delivery, performance, legality, validity and enforceability of the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements, have been or will be duly obtained or fulfilled and are and will remain in full force and effect and that any conditions to which they are subject have been satisfied;

(bb)	none of the parties to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements are or will be acting through their respective offices in Singapore in connection with the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements or the transactions contemplated thereby or to the extent that any of them may so act, all authorisations, approvals, consents, licences, permits, orders, waivers and exemptions from, and all filings and registrations with, any Singapore governmental, regulatory or public authority or body under applicable laws have been duly obtained, are in full force and effect and are unconditional. We do not express any opinion as to the effect on our opinions expressed herein of any compliance or non-compliance with any laws or regulations applicable to any party to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements or the legal or regulatory status or nature of the business of any party (other than with respect to the Company to the extent necessary to render the opinions set forth herein);

(cc)	the parties to each of the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements are not, and will not be, engaging in, nor is any such party aware of, misleading or unconscionable or improper conduct or seeking to conduct any relevant transaction or any associated activity in a manner or for a purpose not evident on the face of the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements which might render the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement, the PIPE Subscription Agreements or any relevant transaction or associated activity illegal, void or voidable, irregular or invalid;

(dd)	we have not, for the purposes of this opinion, reviewed the terms of the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements and have assumed that all agreements and obligations entered into by the parties to the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements, have been and/or will be complied with, none of the parties to the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements are in breach of any of the terms and conditions of the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements and no grounds exist or will exist (with the giving of time or notice) for any of the parties to terminate the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements and that nothing in the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements would affect or qualify the opinions as set out below; and the execution and delivery by each of the parties to the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements and the performance of its obligations thereunder do not contravene (i) any provision of the laws or public policy of any jurisdiction, (ii) any provision of the constitutive documents of any of the parties (if a corporation), (iii) any of the other agreements binding on it or any of its assets or (iv) any judgment, order or decree of any governmental authority or court outside Singapore having jurisdiction over it or any of its assets and no consent, approval, authorisation or order of or qualification with any governmental authority outside Singapore is required for the performance by any of the parties of their respective obligations under the Warrant Agreement, the Warrant Assumption Agreement and/or PIPE Subscription Agreements;

(ee)	the choice of the laws of the State of New York as the governing law of the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements has been made in good faith and not to avoid any laws which would otherwise apply, and will be regarded as a valid and binding selection which will be upheld in the courts of any relevant jurisdiction as a matter of the laws of such jurisdiction and all other relevant laws (other than the laws of Singapore);

(ff)	except for what appears in the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements, there are no dealings between the parties that affect the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements;

(gg)	to the extent that any of the obligations undertaken by the Company under the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements or any of the transactions contemplated under the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements constitute financial assistance under Section 76 of the Companies Act, the Company has complied with the requirements under Sections 76(9A), 76(9B), 76(9BA) or 76(10) of the Companies Act and has properly carried out and duly completed the procedures prescribed therein, and the requirements under Sections 76(9C) and/or 76(CA) (as the case may be) have been and will be complied with by the Company prior to the giving of any financial assistance;

(hh)	there are no provisions of the laws or public policy of any jurisdiction outside Singapore which would have any implication for the opinions we express and, insofar as the laws or public policy of any jurisdiction outside Singapore may be relevant, such laws have been and will be complied with;

(ii)	(i) the purchase price of the SPAC Private Warrants is USD1.00 for each SPAC Private Warrant and at the time of the initial public offering of DMY, each unit of securities of DMY being offered (consisting of one DMY Class A common stock and one-half of a SPAC Public Warrant) had an offering price of USD10.00 per unit, and (ii) each SPAC Warrant has been exchanged for one Company Warrant;

(jj)	the Company Warrants (which includes the Sponsor’s Company Warrants),the Warrant Shares (which includes the Sponsor’s Warrant Shares) to be issued upon the exercise of the Company Warrants, the Sale Shares, the PIPE Subscription Shares and the Converted Shares are or will be duly registered in the names of the persons who are or are to be allotted and issued the Company Warrants (which includes the Sponsor’s Company Warrants), the Warrant Shares (which includes the Sponsor’s Warrant Shares), the Sale Shares, the PIPE Subscription Shares and the Converted Shares in the register of members or warrantholders of the Company (as the case may be), or in the name of the Depository Trust Company or its nominee, as the case may be, and the certificate(s) for the Company Warrants (which includes the Sponsor’s Company Warrants), the Warrant Shares (which includes the Sponsor’s Warrant Shares), the Sale Shares, the PIPE Subscription Shares and the Converted Shares are or will be duly issued and delivered in accordance with the provisions of the Companies Act;

(kk)	the Company was not established as a vehicle for fraud or evasion of existing legal obligations, or a sham to conceal the true state of affairs between the Company and the counterparties to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements and there is a bona fide distinction between the business of the Company and the counterparties to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or PIPE Subscription Agreements;

(ll)	all agreements and obligations entered into by the Company, including but not limited to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements examined by us, have been complied with, all conditions precedent in any agreements or documents provided to us have been fulfilled, none of the parties to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements are in breach of any of the terms and conditions of the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and/or the PIPE Subscription Agreements and no grounds exist or will exist (with the giving of time or notice) for any of the parties to terminate the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements and that nothing in the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements would affect or qualify the opinions as set out below;

(mm)	the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will be in compliance with all applicable laws of relevant jurisdictions at the time the Company Warrants (which includes the Sponsor’s Company Warrants), the Warrant Shares (which includes the Sponsor’s Warrant Shares), the Sale Shares, the PIPE Subscription Shares and the Converted Shares are offered or issued as contemplated by the Registration Statement, and all the Company Warrants (which includes the Sponsor’s Company Warrants), the Warrant Shares (which includes the Sponsor’s Warrant Shares), the Sale Shares, the PIPE Subscription Shares and the Converted Shares will be duly offered, sold, registered and delivered in accordance with the terms of the applicable laws of the relevant jurisdictions in the manner stated in the Registration Statement and the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements (as the case may be);

(nn)	that the directors’ resolutions and the shareholders’ resolutions of the Company referred to in paragraphs 2(g) and 2(h) above were duly and properly passed in accordance with the Constitution of the Company for the time being in force and remain in full force and effect and have not been revoked, rescinded or varied as at the date of this opinion and that all signatures of the persons named in each of the resolutions in writing are authentic and genuine, and no resolution or other action has been taken that may affect the validity of the resolutions referred to in this opinion and, with respect to directors’ resolutions, the interests of each director required to be disclosed and the exercise of powers by such interested directors, in each case pursuant to applicable laws and the Constitution were duly disclosed and observed; no action has been taken or will be taken and none of the parties to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements nor any of their respective officers or employees has any notice of any matter which would affect the validity and regularity of such resolutions; all factual statements, warranties and representations made or implied in the documents referred to herein (including the Documents referred to in paragraph 2 above), including all representations, warranties and undertakings set out in the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements, are true, complete, accurate and correct and all opinions expressed therein are bona fide, reasonably and honestly held and were reached after due and careful consideration;

(oo)	none of the parties to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements is entitled to claim immunity from suit, execution, attachment or legal process in any proceedings taken in Singapore in relation to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements;

(pp)	insofar as the opinions expressed herein relate to matters governed by laws other than the Applicable Laws, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein;

(qq)	the Company will have obtained, at the time of each allotment and issue of the Warrant Shares (which includes the Sponsor’s Warrant Shares), the Sale Shares, the PIPE Subscription Shares and the Converted Shares, satisfaction or waiver of all applicable pre-emption rights, and receipt of all necessary directors’ resolutions and the shareholders’ resolutions of the Company for such allotment and issue of the Warrant Shares (which includes the Sponsor’s Warrant Shares), the Sale Shares, the PIPE Subscription Shares and the Converted Shares, including a mandate from the shareholders of the Company to allot and issue such Warrant Shares (which includes the Converted Shares pursuant to Section 161 of the Companies Act and Section 64A of the Companies Act (if applicable) (the “Share Issue Mandate”) which Share Issue Mandate will not have expired in accordance with its terms or been previously revoked by the Company in a general meeting, such resolutions being duly and properly passed in accordance with the Constitution of the Company for the time being in force and the Companies Act, remaining in full force and effect and having not been revoked, rescinded or varied, and such resolutions where required to be filed with ACRA have been duly filed; and

(rr)	each of the Documents is not amended in a manner which would have the effect of rendering any of our opinions in paragraph 5 below inaccurate.

The making of the above assumptions does not imply that we have made any enquiry to verify any assumption (other than as expressly stated in this opinion). No assumption specified above is limited by reference to any other assumption.

5.	Opinion

Based on our review of the Documents and subject to the assumptions, qualifications and limitations set forth herein and having regard to such legal considerations as we have deemed relevant and subject to any matters not disclosed to us, we are of the opinion that:

(a)	the Sale Shares are validly issued, fully paid and non-assessable;

(b)	the PIPE Subscription Shares are validly issued, fully paid and non-assessable;

(c)	upon the conversion of the Class B Shares (if and when converted in accordance with their terms set forth in the Listing Constitution), the Converted Shares will constitute fully paid and non-assessable Class A ordinary shares of the Company;

(d)	the Company Warrants (which includes the Sponsor’s Company Warrants) are validly issued; and

(e)	the Warrant Shares (which includes the Sponsor’s Warrant Shares) to be subscribed and issued in accordance with the Warrant Agreement and the Warrant Assumption Agreement following the exercise of the Company Warrants (if and when exercised in accordance with their terms and against payment of the full consideration payable for the Warrant Shares as set forth in the Warrant Agreement and the Warrant Assumption Agreement), when issued and delivered by the Company in accordance with the Listing Constitution will be validly issued, fully paid and non-assessable.

For the purposes of this opinion, we have assumed that the term “non-assessable” in relation to the Sale Shares, the PIPE Subscription Shares, the Converted Shares and the Warrant Shares offered means under Singapore law that holders of such shares, having fully paid up all amounts due on such shares as to the issue price thereon, are under no further personal liability to contribute to the assets or liabilities of the Company in their capacities purely as holders of such shares.

6.	Qualifications

Our opinions expressed in this opinion letter are subject to the following further qualifications:

(a)	we express no opinion as to any laws other than the Applicable Laws as in force as at the date of this opinion and insofar as any law other than the Applicable Laws may be relevant to this opinion, we have taken no account of, and have made no investigation of, such laws and have assumed that no such laws would affect the opinions stated herein;

(b)	we have not undertaken any independent investigation or verified the accuracy or completeness of the facts and information (including any statements of foreign law) of the information which we have obtained (including the Documents or documents incorporated by reference in any of the Documents) and we are not responsible for investigating or verifying the correctness of any such facts or information or whether any material fact has been omitted from such documents (including the Documents or documents incorporated by reference in any of the Documents). We do not express any opinions as to any matters of fact generally, including statements of foreign law, or the reasonableness of any statements of opinion;

(c)	the information that we obtained from the Service may not, however, be complete or up- to-date and may in fact contain errors or omissions because the requisite notices or resolutions may either not have been filed by the relevant persons with the Service in a timely manner or having been filed with the Service, have not been processed (or been delayed in its processing) by the Service and will thus not appear on public record at the date on which the information was obtained, or errors and omissions may have occurred when data is processed by the Services or as a result of incomplete or inaccurate information contained in the filings made with the Services;

(d)	Section 77 of the Singapore Companies Act provides that (i) an option granted after 29 December 1967 by a public company which enables any person to take up its unissued shares after a period of 5 years after the date of grant, is void, and (ii) an option granted on or after 18 November 1998 by a public company which enables any employee of that company or its related corporation (including any director holding a salaried office or employment in that company or corporation) to take up its unissued shares after a period of 10 years after the date of grant is void and (i) does not apply to such an option;

(e)	under Singapore law, holders of book-entry interests in the shares deposited with The Depository Trust Company will not be recognised as shareholders of the Company unless registered as such in the register of members of the Company; and

(f)	we express no opinion as to any of the documents that may be referred to in the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements nor information or documents incorporated by reference in any of the Documents nor to documents executed or transactions effected ancillary to the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement and the PIPE Subscription Agreements or any other matters, except such Documents as have been set forth in paragraph 2 herein (excluding documents incorporated by reference in any of the Documents).

No qualification specified above or any other part of this opinion letter is limited by reference to any other qualification.

7.	We hold ourselves out as only having legal expertise and our statements in this opinion are made only to the extent that a law firm practising Singapore law in the Republic of Singapore, having our role in connection with the Transaction, would reasonably be expected to have become aware of relevant facts and/or to have identified the implications of those facts.

8.	We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

9.	This opinion is only for the benefit of the person to whom it is addressed, subject to the condition that such person accepts and acknowledges that this opinion may not be appropriate or sufficient for such person’s purposes, and is strictly limited to the matters expressly stated herein and is not to be read as extending by implication to any other matter in connection with the Transaction, the Registration Statement, the Business Combination Agreement, the Warrant Agreement, the Warrant Assumption Agreement, the PIPE Subscription Agreements or otherwise, including without limitation any other documents which may be executed and delivered in connection with any transaction contemplated thereunder. Further, except for the purposes of filing this opinion with the Commission as an exhibit to the Registration Statement, this opinion is not to be circulated to, or relied upon by, any other person (other than persons entitled to rely on it pursuant to applicable provisions of federal securities law in the United States, if applicable), or quoted or referred to in any public document or filed with any governmental body or agency without our prior written consent.

Yours faithfully

/s/ Rajah & Tann Singapore LLP

Rajah & Tann Singapore LLP